As Filed with the Securities and Exchange Commission on September 3, 2004

                                                           Registration No. 333-
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         APPLIED DIGITAL SOLUTIONS, INC.
             (Exact name of registrant as specified in its charter)

              MISSOURI                                      43-1641533
     (State or other jurisdiction of                     (I.R.S. Employer
     incorporation or organization)                     Identification No.)

                      1690 SOUTH CONGRESS AVENUE, SUITE 200
                           DELRAY BEACH, FLORIDA 33445
                                 (561) 805-8000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

            APPLIED DIGITAL SOLUTIONS, INC. 2003 FLEXIBLE STOCK PLAN,
          APPLIED DIGITAL SOLUTIONS, INC. 1999 FLEXIBLE STOCK PLAN, AND
       APPLIED DIGITAL SOLUTIONS, INC. 1999 EMPLOYEES STOCK PURCHASE PLAN
                            (Full title of the Plans)
                               SCOTT R. SILVERMAN
                      1690 SOUTH CONGRESS AVENUE, SUITE 200
                           DELRAY BEACH, FLORIDA 33445
                              PHONE: (561) 805-8000
                               FAX: (561) 805-8001
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        Copies of all correspondence to:
                              HARVEY GOLDMAN, ESQ.
                              HOLLAND & KNIGHT LLP
                         701 BRICKELL AVENUE, SUITE 3000
                            MIAMI, FLORIDA 33131-5441
                              PHONE: (305) 789-7506
                               FAX: (305) 349-2238

                         CALCULATION OF REGISTRATION FEE

================================ ================= ===================== ===================== ==================
      Title of Each Class             Amount         Proposed Maximum      Proposed Maximum        Amount of
      of Securities to be             to be           Offering Price          Aggregate          Registration
          Registered             Registered(1)(3)      Per Unit (2)         Offering Price        Fee(3)(4)(5)
-------------------------------- ----------------- --------------------- --------------------- ------------------
 Common Stock, $0.01 par value   3,785,133 shares          $2.13            $ 8,062,333.29         $ 1,021.50
           per share
================================ ================= ===================== ===================== ==================

(1) This registration statement registers 2,600,000 shares of Applied Digital Solutions, Inc.'s (the "Company") common stock pursuant to the Applied Digital Solutions, Inc. 2003 Flexible Stock Plan. This registration statement also registers an additional 885,133 shares pursuant to the Applied Digital Solutions, Inc. 1999 Flexible Stock Plan and 300,000 shares pursuant to the Applied Digital Solutions, Inc. 1999 Employees Stock Purchase Plan. The Company has previously registered 500,000 shares of common stock on December 8, 1999 (File No. 333-92327), an additional 241,298 shares of common stock on March 3, 2000 (File No. 333-31696), an additional 958,702 shares of common stock on October 20, 2000 (File No. 333-48364) and an additional 1,014,867 shares of common stock on November 16, 2001 (Post-effective Amendment No. 1 to File Nos. 333-92327, 333-31696 and 333-48364) pursuant to the Applied Digital Solutions, Inc. 1999 Flexible Stock Plan. The Company has previously registered 150,000 shares of common stock on October 4, 1999 (File No. 333-88421), an additional 150,000 shares of common stock on December 20, 1999 (File No. 333-93117) and an additional 300,000 shares of common stock on July 2, 2003 (File No. 333-106742) pursuant to the Applied Digital Solutions, Inc. 1999 Employees Stock Purchase Plan. The Company will have an aggregate of 2,600,000 shares registered pursuant to the Applied Digital Solutions, Inc. 2003 Flexible Stock Plan, an aggregate of 3,600,000 shares registered pursuant to the Applied Digital Solutions, Inc. 1999 Flexible Stock Plan and an aggregate of 900,000 shares registered pursuant to the Applied Digital Solutions, Inc. 1999 Employees Stock Purchase Plan upon effectiveness of this registration statement.

(2) Pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, the proposed offering price and registration fee have been calculated on the basis of the average of the high and low trading prices for the common stock on August 27, 2004, as reported on the Nasdaq SmallCap Market.

(3) Pursuant to Rule 416 under the Securities Act of 1933, as amended, to the extent additional shares of Company common stock may be issued or issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions, this registration statement is hereby deemed to cover all of such additional common stock.

(4) A registration fee of $9,842 was paid on December 8, 1999, upon the filing of the Registration Statement on Form S-8 (File No. 333-92327), a registration fee of $6,846 was paid on March 3, 2000, upon the filing of the Registration Statement on Form S-8 (File No. 333-31696), a registration fee of $8,163 was paid on October 20, 2000, upon the filing of the Registration Statement on Form S-8 (File No. 333-48364), a registration fee of $1,269 was paid on November 16, 2001, upon filing of Post-Effective Amendment No. 1 to the above mentioned registration statements, a registration fee of $782 was paid on October 4, 1999, upon filing of the Registration Statement on Form S-8 (File No. 333-88421), a registration fee of $3,085 was paid on December 20, 1999, upon the filing of the Registration Statement on Form S-8 (File No. 333-93117) and a registration fee of $141 was paid on July 2, 2003, upon the filing of the Registration Statement on Form S-8 (File No. 333-106742). This registration fee pertains to the 2,600,000 shares under the 2003 Flexible Stock Plan and the additional 1,185,133 shares under the 1999 Flexible Stock Plan and the 1999 Employees Stock Purchase Plan. On September 10, 2003, the Company's shareholders approved the granting of discretionary authority to the Company's Board of Directors for a period of twelve months to effect a reverse stock split not to exceed a ratio of 1-for-25, or to determine not to proceed with a reverse stock split. On March 12, 2004, the Company's Board of Directors authorized a 1-for-10 reverse stock split, which was effectuated on April 5, 2004. As a result of the reverse stock split, the par value of the Company's common stock increased from $0.001 to $0.01 per share. In conjunction with the reverse stock split, the Company's Board of Directors authorized a reduction in the number of authorized shares of the Company's common stock from 560.0 million to 125.0 million. All share information provided in this Form S-8 has been adjusted to reflect the reverse stock split.

(5)   The registration fee of $1,021.50 is paid and is on account.

                                EXPLANATORY NOTE

The Company is filing this registration statement on Form S-8 to register 2,600,000 shares of the Company's common stock authorized for issuance under the terms of the Applied Digital Solutions, Inc. 2003 Flexible Stock Plan (the "2003 Plan"), as approved by the shareholders of the Company on July 25, 2003 and amended by the shareholders July 24, 2004. In addition, this registration statement is being filed to register an additional 885,133 shares of the Company's common stock authorized for issuance under the Applied Digital Solutions, Inc. 1999 Flexible Stock Plan (the "1999 Plan") and 300,000 shares of the Company's common stock authorized for issuance under the Applied Digital Solutions, Inc. 1999 Employees Stock Purchase Plan (the "ESPP"), as approved by the shareholders on June 8, 2002. As permitted by General Instruction E to Form S-8, the following registration statements are hereby incorporated by reference (the "Registration Statements"):

      1.    Registration  Statement on Form S-8 (File No.  333-92327) filed with
            the  Securities  and  Exchange   Commission  (the  "Commission")  on
            December 8, 1999;

      2. Registration Statement on Form S-8 (File No. 333-31696) filed with the Commission on March 3, 2000;

      3. Registration Statement on Form S-8 (File No. 333-48364) filed with the Commission on October 20, 2000;

      4. Post-Effective Amendment No. 1 to Registrant Statements 333-92327, 333-31696, and 333-48364 on Form S-8 filed with the Commission on November 16, 2001;

      5. Registration Statement on Form S-8 (File No. 333-88421) filed with the Commission on October 4, 1999;

      6. Registration Statement on Form S-8 (File No. 333-93117) filed with the Commission on December 20, 1999; and

      7. Registration Statement on Form S-8 (File No. 333-106742) filed with the Commission on July 2, 2003.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by us with the Commission are incorporated herein by reference in this registration statement:

      a) The Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Commission on March 15, 2004, and as amended on March 16, 2004 and May 21, 2004;

      b) The Company's Current Report on Form 8-K filed with the Commission on March 16, 2004;

      c) The Company's Current Report on Form 8-K filed with the Commission on April 5, 2004;

      d) The Company's Current Report on Form 8-K filed with the Commission on April 15, 2004;

      e) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the Commission on May 5, 2004, and as amended on May 24, 2004;

      f) The Company's Current Report on Form 8-K filed with the Commission on May 7, 2004;

      g) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed with the Commission on August 3, 2004;

      h) The Company's Current Report on Form 8-K filed with the Commission on August 5, 2004; and

      i) The description of the Company's common stock contained in the registration statement on Form 8-A filed with the Commission on May 5, 1995, including any amendments or reports filed for the purposes of updating the description of the common stock.

All documents subsequently filed by the Company with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein, in an amendment hereto, or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not  applicable;  the class of  securities  to be  offered is  registered  under
Section 12 of the Securities Exchange Act of 1934.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection with such action, suit or proceeding. Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or which involved an accounting for profits pursuant to Section 16(b) of the Exchange Act of 1934.

The bylaws of the Registrant provide that the Registrant shall indemnify, to the full extent permitted under Missouri law, any director, officer, employee or agent of the Registrant who has served as a director, officer, employee or agent of the Registrant or, at the Registrant's request, has served as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to such provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

ITEM 8.  EXHIBITS.

         Exhibit No.    Description
         -----------    -----------

            4.1 Applied Digital Solutions, Inc. 2003 Flexible Stock Plan, as Amended

            4.2 Applied Digital Solutions, Inc. 1999 Flexible Stock Plan, as Amended

            4.3 Applied Digital Solutions, Inc. 1999 Employees Stock Purchase Plan, as Amended

             5          Opinion of Holland & Knight LLP

           23.1         Consent of Eisner LLP

           23.2         Consent of PricewaterhouseCoopers LLP

           23.3         Consent of Holland & Knight LLP (included in Exhibit 5)

           24.1         Power of Attorney (included on signature page)

ITEM 9.  UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delray Beach, State of Florida, on September 3, 2004.

                                    APPLIED DIGITAL SOLUTIONS, INC.

                                    By: /s/ SCOTT R. SILVERMAN
                                       ------------------------------------
                                       Scott R. Silverman
                                       Chairman and Chief Executive Officer

                                POWER OF ATTORNEY

The undersigned constitutes and appoints Evan C. McKeown as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his name, place, and stead, in any and all capacities, to sign the Applied Digital Solutions, Inc. Registration Statement on Form S-8 and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could in person, hereby ratifying and confirming all that said attorney-in-fact and agent, and each or either of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                           TITLE                                        DATE
---------                           -----                                        ----

/s/ Scott R. Silverman              Chairman of the Board of Directors and       September 3, 2004
---------------------------         Chief Executive Officer (Principal
(Scott R. Silverman)                Executive Officer)

/s/ Kevin H. McLaughlin             President and Chief Operating Officer        September 3, 2004
---------------------------
(Kevin H. McLaughlin)

/s/ Evan C. McKeown                 Senior Vice President and Chief Financial    September 3, 2004
---------------------------         Officer (Principal Financial Officer)
(Evan C. McKeown)

/s/ Lorraine M. Breece              Vice President and Chief Accounting          September 3, 2004
---------------------------         Officer (Principal Accounting Officer)
(Lorraine M. Breece)

/s/ J. Michael Norris               Director                                     September 3, 2004
---------------------------
(J. Michael Norris)

/s/ Daniel E. Penni                 Director                                     September 3, 2004
---------------------------
(Daniel E. Penni)

/s/ Dennis G. Rawan                 Director                                     September 3, 2004
---------------------------
(Dennis G. Rawan)

/s/ Constance K. Weaver             Director                                     September 3, 2004
---------------------------
(Constance K. Weaver)

/s/ Michael S. Zarriello            Director                                     September 3, 2004
---------------------------
(Michael S. Zarriello)

                                  EXHIBIT INDEX


         Exhibit No.    Description
         -----------    -----------

            4.1 Applied Digital Solutions, Inc. 2003 Flexible Stock Plan, as Amended

            4.2 Applied Digital Solutions, Inc. 1999 Flexible Stock Plan, as Amended

            4.3 Applied Digital Solutions, Inc. 1999 Employees Stock Purchase Plan, as Amended

             5          Opinion of Holland & Knight LLP

           23.1         Consent of Eisner LLP

           23.2         Consent of PricewaterhouseCoopers LLP

           23.3         Consent of Holland & Knight LLP (included in Exhibit 5)

           24.1         Power of Attorney (included on signature page)